Exhibit 14.1

BIONDVAX PHARMACEUTICAL LTD.

CODE OF CONDUCT

Introduction

It is the policy of BiondVax Pharmaceuticals Ltd. (together with its subsidiaries, the “Company”) to conduct its affairs in accordance with all applicable laws, rules and regulations of the jurisdictions in which it does business. This Code of Business Conduct and Ethics (this “Code”) applies to the Company’s employees, officers and directors (each an “Associate”). This Code is designed to:

●	promote honest and ethical conduct by all of the Company’s Associates, including the ethical handling by such persons of actual or apparent conflicts of interest;

●	promote full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the U.S. Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

●	promote compliance with applicable governmental laws, rules and regulations;

●	ensure the prompt internal reporting to the appropriate person of violations of this Code; and

●	ensure accountability for adherence to this Code.

All the Associates of the Company are subject to this Code and are expected to adhere to and comply with those principles and procedures set forth in this Code which apply to them. All the Associates are expected to act with integrity and adhere to the highest standards of ethics and business conduct in dealing with each other and with the Company’s shareholders, customers, vendors, partners, service providers, competitors and all other third parties with whom an Associate has contact in the course of performing his or her job.

The Company will take such disciplinary or preventative action as it deems appropriate to address any existing or potential violation of this Code brought to its attention. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

Approvals and Waivers

Certain provisions of this Code require you to act, or to refrain from acting, unless prior approval is received from the appropriate person. Employees requesting approval pursuant to this Code should request such approval in writing from the Chairman of the Audit Committee of the Board of Directors. Approvals relating to executive officers and directors must be obtained from the Company’s Board of Directors. All other approvals may be granted by the Chairman of the Audit Committee of the Board of Directors, or such officer’s designee.

Other provisions of this Code require you to act, or to refrain from acting, in a particular manner and do not permit exceptions based on obtaining an approval. Waiver of those provisions relating to executive officers, senior financial officers and directors may only be granted by the Board of Directors.

Responsibility for Compliance

Responsibility of Company Associates

You are obligated to adhere to this policy in the performance of your job responsibilities.

When faced with a situation that requires an evaluation of whether something is considered proper business conduct, you can apply the following criteria: (i) Is the course of conduct legal? Is the course of conduct in accordance with the guidelines set forth in this Code and with Company policies and procedures? (ii) Would you or the Company be compromised or embarrassed if the situation were known by your co-workers or the public? Does the intended course of conduct have the appearance of impropriety?

If you are unable to provide a positive answer to both parts of (i) and a negative answer to both parts of (ii) with certainty, seek advice through the channels described in the immediately following section.

Note that failure to report a violation of this Code is in itself a violation of this Code.

Seeking advice or reporting non-compliance

If you suspect non-compliance, or have a question as to any aspect of this Code, including its interpretation, application or compliance therewith, regarding yourself or any other Associate of the Company, you must seek the advice of and report to the appropriate Company authority, such as your immediate supervisor or the Chairman of the Audit Committee of the Board of Directors. If for any reason you feel uncomfortable discussing your concerns or questions with such individuals, or if you are dissatisfied with their responses, seek advice from the Internal Auditor.

Mr. Adi Raviv (Chairman of the Audit Committee); adi.raviv@biondvax.com; Tel: +1-(917) 518-4568.

Yisrael Gewirtz (Internal Auditor); e-mail: Yisrael.Gewirtz@il.gt.com; Tel: +972-(0)3-710-6555. Cell: +972-(0)50-823-0438

The Company’s policy prohibits discrimination, harassment and retaliation against any Associate who in good faith provides any information or otherwise assists in any investigation or proceeding regarding any potential violation of this Policy.

Disciplinary action

The Company intends to prevent the occurrence of conduct not in compliance with the Code, applicable laws or regulations, or other policies, procedures and guidelines prepared by the Company and its business units and to prevent or halt any such conduct that may occur prior to its occurrence or as soon as reasonably possible after its discovery. Allegations of non-compliance with the Code will be investigated whenever necessary and evaluated at the proper level(s). Allegations of violations by a director or executive officer of the Company will be investigated by the Audit Committee (or another independent committee of the Board), who will report its findings to the Board of Directors. Allegations of violations by a person other than a director or executive officer will be investigated by the Internal Auditor, who will report its determinations to the CEO (or, if the allegation involves the CEO, the Chairman of the Audit Committee). Upon receipt of a determination that there has been a violation of this Code, the Board of Directors or (for persons other than executive officers or directors of the Company) the CEO will take such preventative or disciplinary action as it deems appropriate, including but not limited to, reassignment, demotion, or termination of employment. Criminal misconduct may be referred to the appropriate legal authorities for prosecution.

Reporting Potential Violations

If you think you are being asked to act or conduct business in an illegal, unethical, or otherwise inappropriate manner, or you suspect others of such behavior, immediately report your concerns through the appropriate channels described above. You will not be penalized for reporting what you believe, in good faith, to be a breach of the Code, even if it later become evident that no violation had occurred.

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The Employment Relationship

Terms of employment

The Company employees are generally employed by the Company, either pursuant to an employment contract or other arrangement. Subject to applicable law, both the employee and the employer are legally allowed to terminate the employment at will. This Code or any part thereof may be revised from time to time at the Company’s discretion and is not and shall not be construed as a contract of employment.

Anti-discrimination and anti-harassment

The Company hires, pays, promotes, and makes other employment decisions based upon lawful factors, such as qualifications and performance, and without regard to gender, race, sex, color, religion, age, national origin, sexual orientation, disability or any other basis that is protected under applicable law.

Drugs, alcohol and smoking

The Company prohibits the illegal use, sale, purchase, transfer, possession or presence in one’s system of drugs, other than medically prescribed drugs, while on the Company’s premises.

The possession, consumption, purchase or sale of alcohol on Company premises is prohibited. Furthermore, no employee shall be under the influence of alcohol while performing Company business off Company premises. Any exception to this Policy for special situations, such as a Company party or event, must be approved by a Company officer, and even in such special situations, Company employees must exercise judgment and act responsibly.

In addition, persons whose positions with the Company require driving Company equipment or vehicles as a part of their work may not drive such equipment or vehicles while under the influence of alcohol.

Smoking is not permitted on Company premises.

Workplace violence

The Company does not tolerate (i) workplace violence or threats of violence committed by or against employees or property, (ii) any harassment or abuse (including sexual harassment), or (iii) any other form of bullying or intimidation in the workplace.

Conflict of interest and opportunities for personal gain

Associates must avoid relationships, activities or interests that conflict or appear to conflict with the best interests of the Company and must avoid any personal activity, investment or association that may interfere with using good judgment concerning the Company’s best interests. Associates may not exploit their position or relationship with the Company for personal gain. Associates have an obligation to promptly disclose to their supervisor, the internal auditor or the Chairman of the Audit Committee any relationship, activity or interest that could possibly involve or appear to involve an actual or potential conflict of interest. If you are unsure whether something is a conflict of interest, you are obligated to promptly disclose it to your supervisor.

Related party transactions

Associates should immediately inform the Chairman of the Audit Committee of the Board or the Internal Auditor at the outset of negotiations or contacts regarding a potential transaction between an entity or a person related to an Associate of the Company and in any event prior to completion of any such transaction (without regard to size or materiality).

Bribes, Kickbacks, Gifts or Other Types of Unusual Payments

You may never accept bribes, kickbacks, or other types of unusual payments from any organization or individual seeking to do business with, doing business with, or competing with the Company. You may accept gifts or entertainment of nominal value as part of the normal business process if public knowledge of your acceptance would cause the Company no conceivable embarrassment. In accordance with U.S. and other foreign laws, you are generally prohibited from directly or indirectly authorizing, offering, promising or giving anything of value to (i) a foreign governmental official and (ii) a physician or health care provider as a means of influencing or inducing such individual to obtain or retain business for the Company.

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Fraud

You may not engage in fraudulent conduct, including any deliberate practice of deception in order to receive unfair or unlawful gain.

Outside employment or consulting

Employment as a consultant, employee, officer, or manager of another business organization requires prior written management approval. Outside employment or consulting must never interfere with your job performance, utilize Company property or facilities, involve the implicit or explicit sponsorship of the Company, or create the possibility of adverse publicity for the Company.

Political activity and contributions

Requiring anyone at Company to make a personal or corporate contribution to any candidate, political party, or holder of any governmental office is prohibited. You are free to participate in lawful political activity.

Financial reporting

All financial and other records of the Company are required to accurately and fairly reflect the Company’s assets, liabilities, revenues and expenses.

Company records and accounts

All Company records and accounts are the property of the Company. Company records and accounts must be maintained at all times in reasonable detail and in a manner that accurately reflects all business and financial transactions, including the disposition of assets. The destruction or falsification of a document in order to impede a litigation, governmental investigation, audit or examination is prohibited and may lead to prosecution for obstruction of justice.

Protection of the Company’s Property

All Associates should endeavor to protect the Company’s property, plant and other tangible and intangible assets. Company property should not be used for non-Company business, though incidental personal use may be permitted.

Expense accounts

The Company recognizes that it may have a responsibility to reimburse you for legitimate business expenses. Those expenses should be within reasonable limits and commensurate with the nature of the business assignment. You are expected to fully and clearly document business expenses and comply any travel or other policy that applies to your business unit.

Associate privacy

Company information about Associates is confidential and only those with a legitimate, work-related need may access such information.

Proprietary information and intellectual property

Proprietary business, technical, personal information or any trade secret of the Company and its Associates, customers and suppliers is considered confidential and must be safeguarded. Intellectual property developed by you or by others for the Company, or for which the Company has secured rights from others, should be used only for the benefit of the Company. Accordingly, all intellectual property rights derived from confidential information or other materials made, originated or developed by the Company employees and/or officers shall belong exclusively to the Company, and the employees and/or officers who are the inventors or developers of such intellectual property rights shall have no rights or benefits therein or deriving therefrom. You may not disclose proprietary information of the Company, its Associates, customers, former Associates, former customers or suppliers. These prohibitions continue even if you cease being an Associate of the Company for any reason.

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Corporate data security

Corporate data refers to all information collected, created, processed and/or maintained in the normal course of the Company’s business. The data may be in manual form (such as verbal, handwritten, typed onto hard copy, microfilmed, photocopied or computer printouts), electronic form (such as e-mails, voice-mails, computer memory, cloud storage, magnetic tape, cassette, disk, or diskette), or Company specific information included in computer applications programs, personal computing software, or operating system software.

All the Company Associates and any other person having physical or electronic access to corporate data are responsible for safeguarding corporate data by keeping such corporate data confidential.

Electronic communications

You may not access or use the Company’s electronic and wire communications systems without appropriate authority. No individual shall use the passwords or codes of another individual in order to gain access to that individual’s e-mail, voice mail, ERP system, automated or control system, or Internet communications on the Company’s systems unless first authorized to do so by that individual or the Company. These systems are provided for Company business, and only occasional personal use of the systems is permissible. Occasional personal use means minimal and infrequent use that does not interfere with the Company business or job performance. The Company’s systems may not be used to access or transmit material that could embarrass, harass, or offend the Company or other persons.

Additional rules and procedures regarding electronic communications are set forth in the Company’s computer policy.

External communications

Requests for financial or business information, for interviews with any the Company Associates including comments or responding to requests relating to the Company or its business, or the issuance of any press releases by any Company Associate must be referred to the CEO.

Public disclosure requirements

All reports and submissions (“Reports”) of the Company to the SEC and NASDAQ must comply with applicable legal and exchange requirements and may not contain material misstatements or omit material facts. Each director, officer and employee who is involved in the Company’s disclosure process must: (a) be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and (b) take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure. Each director, officer and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel.

Relationships with Business Entities and Authorities

Product quality

We are committed to making safe quality products. We expect each Company employee and/or officer to contribute to these standards by providing high quality work, being fully familiar with applicable laws and regulations that are pertinent to their areas of responsibility and participating in training programs provided by the Company covering broad ranges of activities. The Company maintains a Quality Management System that documents all of the Company policies, procedures and controls applicable to employees.

Employees and officers are also encouraged to exert diligence in identifying and preventing practices that could impair product quality, safety or compliance with law.

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Economic Sanctions

Company Associates must comply with the applicable laws and regulations of the United States, Israel and other relevant jurisdictions relating to economic and trade sanctions and embargoes against certain countries or entities. This includes refraining from indirect facilitation of a prohibited transaction.

Foreign corrupt practices and anti-boycott laws

In accordance with the laws of the United States, Israel and other relevant jurisdictions, Company Associates are prohibited from directly or indirectly authorizing, offering, promising or giving anything of value to a foreign governmental official as a means of influencing or inducing the official to obtain or retain business for the Company. Company Associates are also required to comply with applicable corrupt practices laws and anti-boycott laws that prohibit participation in certain foreign boycotts.

Securities laws compliance and insider trading

All the Company Associates must strictly obey all laws that prohibit the trading of securities based on prior knowledge of “material non-public information” about the Company. You (and your relatives) may not trade Company stock or engage in any other action to take advantage of or pass on to others such information, nor recommend to others that they trade the Company’s stock until such information ceases to be “material non-public information”. These restrictions also apply to any trading, including securities of other companies, based on material, non-public information about customers, competitors or business partners or suppliers of the Company, either when trading the Company’s securities or the securities of such other companies as well.

Unfair trade practices and fair dealing

The company must comply with all applicable fair competition and antitrust laws. Such laws are intended to ensure that businesses compete fairly and honestly and prohibit conduct seeking to reduce or restrain competition. All Company Associates must comply with applicable laws in their place of employment and the laws of other applicable jurisdictions that prohibit unfair or deceptive business acts and practices, as well as unfair competition.

Environmental protection

The Company is committed to full compliance with all applicable environmental protection laws and expects your individual cooperation.

Health and safety

Associates must observe safe practices on their jobs, report any injury or accident at work promptly. Specific rules and procedures regarding safety are set forth in the following safety policies of the Company:

Document Name	Document Number
תוכניתבטיחותוגיהותלמעבדה	SFT-0000532
תוכניתבטיחותוגיהותלמעבדה	SFT-0000532
תוכניתבטיחותוגיהותלמעבדה	SFT-0000532
נוהלחירום	SFT-0000534
נוהלחירום	SFT-0000534
נוהלעבודהבטוחהעםגורמיםביולוגיים	SFT-0000535
נוהלעבודהבטוחהעםגורמיםביולוגיים	SFT-0000535
נוהלעבודהעםחומריםכימיים	SFT-0000536
נוהלעבודהעםחומריםכימיים	SFT-0000536
נוהלדיווחוחקירהשלאירוע(תאונה.כמעט תאונה)	SFT-0000537
נוהלדיווחוחקירהשלאירוע(תאונה.כמעט תאונה)	SFT-0000537
נוהלבטיחותכללי	SFT-0000538
נוהלבטיחותכללי	SFT-0000538
תוכניתלניהולבטיחותבמפעל	SFT-0000977
נוהלטיפולבחומריםרעיליםוחומריםכללים	QAP-047

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